UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BALDWIN TECHNOLOGY COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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DRAFT
October 5, 2007
BALDWIN TECHNOLOGY COMPANY, INC.
2 Trap Falls Road
Suite 402
Shelton, CT 06484
Notice of Annual Meeting of Stockholders
To Be Held November 13, 2007
To the Stockholders:
The Annual Meeting of Stockholders of Baldwin Technology Company, Inc. (the “Company”) will be held at the Courtyard by Marriott Shelton, 780 Bridgeport Avenue, Shelton, Connecticut, on Tuesday, the 13th day of November, 2007 at 10:00 a.m., Eastern Standard Time, for the following purposes:
1.	To elect three Class II Directors to serve for three-year terms or until their respective successors are duly elected and qualified;

2.	To amend the Company’s Restated Certificate of Incorporation to authorize a class of Serial Preferred Stock; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only stockholders of record as of the close of business on September 28, 2007, are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the offices of the Company.
By Order of the Board of Directors.

Helen P. Oster Secretary
Shelton, Connecticut
October 15, 2007
PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF STOCK PERSONALLY, WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

PROXY STATEMENT
VOTING SECURITIES
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
MANAGEMENT
BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATON COMMITTEE INTERLOCKS
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at June 30, 2007
Option Exercises and Stock Vested for the Fiscal Year Ended June 30, 2007
Pension Benefits (Supplemental Retirement Benefits—SERPs)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO AUTHORIZE SERIAL PREFERRED STOCK
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
GENERAL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORT COMPLIANCE
OTHER INFORMATION

BALDWIN TECHNOLOGY COMPANY, INC.
PROXY STATEMENT
Shelton, Connecticut
October 15, 2007
The accompanying Proxy is solicited by and on behalf of the Board of Directors of Baldwin Technology Company, Inc., a Delaware corporation (the “Company” or “Baldwin”), for use only at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Courtyard by Marriott Shelton, 780 Bridgeport Avenue, Shelton, Connecticut on the 13th day of November, 2007 at 10:00 a.m., Eastern Standard Time, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying Proxy will first be given or sent to stockholders is October 16, 2007.
Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman or the Inspectors of Election, at the Annual Meeting, or by execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.
Proxies in the accompanying form will be voted in accordance with the specifications made and, where no specifications are given, will be voted (1) FOR the election as Directors of the nominees named herein and if any one or more of such nominees should become unavailable for election for any reason then FOR the election of any substitute nominee that the Board of Directors of the Company may propose, and (2) FOR the approval of the amendment to the Company’s Restated Certificate of Incorporation to authorize a class of Serial Preferred Stock. At the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware of any other matter to be presented for action at the meeting.
With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be counted as present for purposes of determining the existence of a quorum and will not have any effect on the vote. Abstentions may be specified on all proposals except the election of Directors and will be counted as present for the purposes of determining the existence of a quorum regarding the item on which the abstention is specified. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will have no effect on the outcome of the election of Directors or the vote to approve the amendment of the Restated Certificate of Incorporation.
The required votes for the election of Directors is described below under the caption “Voting Securities.”
With respect to the amendment of the Company’s Restated Certificate of Incorporation, the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), issued and outstanding, voting as separate classes, is required for approval of the amendment.
With respect to any other matter requiring action at the meeting, the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, issued and outstanding, voting together as a single class, with each share of Class A Common Stock having one vote per share and each share of Class B Common Stock having ten (10) votes per share, is required for the approval of any such matter.

VOTING SECURITIES
The Board of Directors has fixed the close of business on September 28, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on September 28, 2007 consisted of 14,504,445 shares of Class A Common Stock and 1,142,555 shares of Class B Common Stock.
With respect to the election of Directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the total number of Directors (or the nearest higher whole number) constituting the entire Board of Directors. Accordingly, the holders of Class A Common Stock are entitled to elect three of the nine Directors that will constitute the entire Board of Directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining Directors, so long as the number of outstanding shares of Class B Common Stock is equal to at least 12.5% of the number of outstanding shares of both classes of Common Stock as of the record date. If the number of outstanding shares of Class B Common Stock is less than 12.5% of the total number of outstanding shares of both classes of Common Stock as of the record date, the remaining directors are elected by the holders of both classes of Common Stock voting together as a single class, with the holders of Class A Common Stock having one vote per share and the holders of Class B Common Stock having ten votes per share. As of September 28, 2007 the number of outstanding shares of Class B Common Stock constituted approximately 7.4% of the total number of outstanding shares of both classes of Common Stock. Accordingly, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, are entitled to elect six of the nine Directors that will constitute the entire Board of Directors.
Except with respect to the election or removal of Directors, and certain other matters with respect to which Delaware law requires each class to vote as a separate class, the holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters, with each share of Class A Common Stock having one vote per share and each share of Class B Common Stock having ten votes per share. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of both Class A Common Stock and Class B Common Stock representing a majority of the aggregate number of votes entitled to be cast by both classes together. Abstentions will be considered present and have the effect of a negative vote; broker non-votes will be counted as present but will have no effect on the vote on such matters.
With respect to the election or removal of Directors, and certain other matters with respect to which Delaware law requires each class to vote as a separate class, a quorum of the stockholders of such class is constituted by the presence, in person or by proxy, of holders of record of such class representing a majority of the number of votes entitled to be cast by such class. As stated above, proxies withheld and broker non-votes will be excluded entirely with respect to the election of Directors and have no effect on the vote thereon.
CORPORATE GOVERNANCE
Board Independence
The Board has determined that Mr. Mark T. Becker, Mr. Rolf Bergstrom, Mr. Akira Hara, Mr. Ronald B. Salvagio, Mr. Ralph R. Whitney, Jr. and Ms. Judith A. Mulholland are independent directors (“Independent Directors”) under the listing standards of the American Stock Exchange (“AMEX”) and the Securities and Exchange Commission (“SEC”). Mr. Gerald A. Nathe and Mr. Karl S. Puehringer, employees of the Company, and Mr. Samuel B. Fortenbaugh III, counsel to the Company, are not considered independent directors. The Independent Directors have elected Ms. Mulholland as the Lead Director.
Code of Conduct and Business Ethics
The Company adopted a revised Code of Conduct and Business Ethics (the “Code”) in August 2007, replacing the previous Code of Business Ethics adopted in September 2004. The Code has been distributed to all directors and employees. Written acknowledgment of understanding and compliance is required of all directors, executive officers, senior managers and financial staff annually. The current version of the Code is posted on the Company’s web site (www.baldwintech.com) under the Corporate Governance section.
Board Statement of Principles

The Board has adopted a Statement of Principles, which is posted on the Company’s web site under the Corporate Governance section.
Committee Charters
The Board of Directors first adopted written charters for the Audit, Compensation and Executive Committees of the Board in 2001. Each of those charters are reviewed annually, and amended if necessary. The charters, as amended, are posted on the Company’s web site, under the Corporate Governance section.
Board and Committee Attendance
During Fiscal 2007, each director attended at least 75% of the aggregate number of meetings of the Board and Committees on which he or she served. All of the directors who were serving as directors at the time attended the Company’s 2006 Annual Meeting of Stockholders, except Mr. Hara. Directors are expected, but not required, to attend the 2007 Annual Meeting of Stockholders. The Board of Directors holds meetings on at least a quarterly basis, and the Independent Directors meet as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.
Stockholder Communications with Directors
Any stockholder wishing to communicate with the Board or a specified individual director may do so by contacting the Company’s Corporate Secretary, in writing, at the corporate address listed on the notice to which this proxy statement is attached, or by telephone at (203) 402-1000. The Corporate Secretary will forward to the Board or the director a written, e-mail or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.
The Board Nomination Process
The Company does not have a standing nominating committee or committee performing similar functions. The Board believes that it is appropriate for the Company not to have such a committee since the Independent Directors perform the functions which otherwise would be delegated to such a committee.
The Independent Directors identify director nominees based primarily on recommendations from management, board members, stockholders and other sources. The Independent Directors recommend to the Board nominees that possess qualities such as personal and professional integrity, sound business judgment, and graphic arts industry or financial expertise. The Independent Directors also consider independence, age and diversity (broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics) in making their recommendations for nominees to the full Board. In addition, the Independent Directors also evaluate other factors that they may deem are in the best interests of the Company and its stockholders.
There is no formal policy with regard to the consideration of any director candidates recommended by stockholders; however, stockholders who wish to recommend a prospective candidate for the Board for consideration by the Independent Directors may do so by notifying the Corporate Secretary in writing at the corporate address listed on the notice to which this proxy statement is attached no later than June 30, 2008. The Corporate Secretary will pass all such stockholder recommendations on to Ms. Mulholland, the Lead Director (one of the Independent Directors chosen by the Independent Directors in accordance with the Board’s Statement of Principles) for consideration by the Independent Directors. Any such recommendation should provide whatever supporting material the stockholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Independent Directors to make an initial determination as to whether the candidate satisfies the Board membership criteria set out in the Statement of Principles. All candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates. No stockholder recommendations of director candidates were received by the Independent Directors during the Company’s fiscal year ended June 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of the Class A Common Stock and Class B Common Stock as of August 31, 2007 (except where otherwise noted) based on a review of information filed with the U.S. Securities and Exchange Commission (“SEC”) and the Company’s stock records with respect to (a) each person known to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (b) each Director or nominee for a directorship of the Company, (c) each executive officer of the Company named in the Summary Compensation Table, and (d) all executive officers and Directors of the Company as a group. Unless otherwise stated, each of such persons has sole voting and investment power with respect to such shares.

	Beneficial Ownership
	Amount and Nature
Name and Address	of Ownership				Percent of
Of Beneficial Owner	Class A(1)		Class B		Class A(1)	Class B
Gabelli Asset Management, Inc. (2)	1,603,000		0		11.22%	—
One Corporate Center Rye, New York 10580

Royce & Associates, LLC (3)	947,300		0		6.63%	—
1414 Avenue of the Americas New York, New York 10019

Red Oak Partners, LLC (4)	814,250		0		5.70%	—
145 Fourth Avenue Suite 15A New York, New York 10003

Dimensional Fund Advisors Inc. (5)	801,771		0		5.61%	—
1299 Ocean Ave., 11th Floor Santa Monica, California 90401

Akira Hara (6)	520,506	(7)	463,136		3.47%	40.54%
Baldwin Japan Limited 2-4-34 Toyo, Kohtoh-ku Tokyo 135, Japan

Gerald A. Nathe (6)	449,748	(7)(8)(9)	198,338	(10)	3.03%	17.36%
Baldwin Technology Company, Inc. 2 Trap Falls Road—Suite 402 Shelton, Connecticut 06484

Jane G. St. John (11)	358,839		314,239		2.42%	27.50%
P.O. Box 3236 Blue Jay, California 92317

Karl S. Puehringer (6)	206,518	(7)(9)	800		1.41%	*
Baldwin Technology Company, Inc. 2 Trap Falls Road—Suite 402 Shelton, Connecticut 06484

Ralph R. Whitney, Jr. (6)	138,393	(7)	100,107	(12)	*	8.76%
Hammond Kennedy Whitney & Co., Inc. 420 Lexington Avenue—Suite 402 New York, New York 10170

Judith A. Mulholland (6)	78,069	(7)(13)	213	(12)	*	*
4324 Snowberry Lane Naples, Florida 34119

Shaun J. Kilfoyle	58,500	(7)	0		*	—
Baldwin Technology Company, Inc. 14600 West 106th Street Lenexa, Kansas 66215

Samuel B. Fortenbaugh III (6)	52,863	(7)	213	(12)	*	*
1211 Ave. of the Americas, 27th Floor New York, New York 10036

	Beneficial Ownership
	Amount and Nature
Name and Address	of Ownership				Percent of
Of Beneficial Owner	Class A(1)		Class B		Class A(1)	Class B
John P. Jordan	50,800		800		*	*
Baldwin Technology Company, Inc. 2 Trap Falls Road—Suite 402 Shelton, Connecticut 06484

Rolf Bergstrom (6)	33,863	(7)	0		*	—
Sodra Villagatan 6 23735 Bjarred, Sweden

Mark T. Becker (6)	31,863	(7)	0		*	—
SLI Holdings Int’l. 4 Manhattanville Rd., 1st Floor Purchase, New York 10577

Vijay Tharani	10,000		0		*	—
10 Quaker Lane West Harrison, NY 10604

Ronald B. Salvagio (6)	3,419		0		—	—
7108 Lemuria Circle #202 Naples, Florida 34109

All executive officers and directors of the	1,624,542	(7)(8)(9)(13)	763,607	(10)(12)	10.40%	66.81%
Company as a group (including 11 individuals, named above)

* = Less than 1%.

(1)	Each share of Class B Common Stock is convertible at any time, at the option of the holder thereof, into one share of Class A Common Stock. The amount of shares shown as Class A Common Stock held by a beneficial owner in the table above includes those shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock held by the beneficial owner.

(2)	Amount and Nature of Ownership is based on Amendment No. 20 to a Schedule 13D filed on June 6, 2007 with the SEC reporting beneficial ownership of securities of the Company held by affiliates of the beneficial owner, an investment advisor, as of June 1, 2007; Percent of Class is calculated based on information set forth in said filing and Class A Common Stock outstanding on the record date.

(3)	Amount and Nature of Ownership is based on Amendment No. 8 to a Schedule 13G filed on January 17, 2007 with the SEC reporting beneficial ownership of securities of the Company held by the beneficial owner, an investment advisor, as of December 31, 2006; Percent of Class is calculated based on information set forth in said filing and Class A Common Stock outstanding on the record date.

(4)	Amount and Nature of Ownership is based on Amendment No. 2 to a Schedule 13G filed on January 30, 2007 with the SEC reporting beneficial ownership of securities of the Company held by the filer, the controlling member of a Delaware limited liability company and private investment vehicle formed for investing and trading in securities and financial instruments; Percent of Class is calculated based on information set forth in said filing and Class A Common Stock outstanding on the record date.

(5)	Amount and Nature of Ownership is based on Amendment No. 9 to a Schedule 13G filed on February 9, 2007 with the SEC reporting beneficial ownership of securities of the Company held by the beneficial owner, a registered investment advisor, on behalf of certain funds as of December 31, 2006; Percent of Class is calculated based on information set forth in said filing and Class A Common Stock outstanding on the record date.

(6)	Member of the Board of Directors of the Company.

(7)	Includes shares of Class A Common Stock subject to options which are exercisable within 60 days as follows: Mr. Nathe, 123,166 shares; Mr. Puehringer, 95,000 shares; Mr. Hara, 16,333 shares; Mr. Fortenbaugh, 26,226 shares; Mr. Whitney, 7,226 shares; Ms. Mulholland, 25,333 shares; Mr. Kilfoyle, 41,000 shares; Mr. Becker, 16,333 shares; Mr. Bergstrom, 8,333 shares; and as to all executive officers and Directors of the Company as a group, 358,950 shares.

(8)	Includes 21,000 shares of Class A Common Stock held jointly with Patricia A. Nathe, wife of the beneficial owner;

includes 35,000 shares held in a Trust for the benefit of Mr. Nathe’s spouse; does not include 160,000 shares which may be issued pursuant to Mr. Nathe’s employment agreement with the Company as more fully described in the Employment Agreements section below.

(9)	Includes shares held in the respective accounts of the beneficial owners in the Company’s profit sharing and savings plan, as of September 30, 2007, as follows: Mr. Nathe, 12,244 shares and Mr. Puehringer, 4,051 shares.

(10)	Includes 100,000 shares held in a Trust for the benefit of Patricia Nathe, wife of the beneficial owner and 98,338 shares held in a Trust for the benefit of Mr. Nathe.

(11)	Includes 44,600 shares of Class A Common Stock held by Mr. and Mrs. St. John as Trustees under a family trust; also includes 3,375 shares of Class B Common Stock held of record by a Trust for the benefit of John St. John, husband of the beneficial owner, 106,932 shares of Class B Common Stock held of record by a Trust for the benefit of Mr. and Mrs. St. John, and 263,932 shares of Class B Common Stock held of record by a Trust for the benefit of the beneficial owner.

(12)	Includes shares of Class B Common Stock subject to options which are exercisable within 60 days as follows: Mr. Fortenbaugh 107 shares; Mr. Whitney, 107 shares; and Ms. Mulholland, 107 shares.

(13)	Includes 3,000 shares held jointly with Bob Mulholland, husband of the beneficial owner.
To the knowledge of the Company, no arrangement exists the operation of which might result in a change in control of the Company.
ELECTION OF DIRECTORS
Under the Company’s Certificate of Incorporation, the Board of Directors (the “Board”) is divided into three classes, with each class being as equal in size as possible. One class is elected each year. Directors in each class hold office for a term of three years and until their respective successors are elected and qualified. There are currently nine members of the Company’s Board of Directors.
Judith A. Mulholland, a Class I Director, and Mark T. Becker, a Class II Director, were elected by a plurality vote of the outstanding shares of Class A Common Stock. Akira Hara and Ralph R. Whitney, Jr., Class III Directors, and Gerald A. Nathe, a Class II Director, were elected by a plurality vote of the outstanding shares of Class B Common Stock. Samuel B. Fortenbaugh III and Rolf Bergstrom, Class I Directors, were elected by a plurality vote of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.
At this year’s Annual Meeting, three Directors will be elected to Class II. If elected, their terms will expire at the Annual Meeting in 2010. Mark T. Becker, Gerald A. Nathe and Ronald B. Salvagio, who are currently Class II Directors, have been nominated to serve as Class II Directors. Messrs. Becker and Salvagio may be elected by a plurality vote of the outstanding shares of Class A Common Stock present, in person or by proxy, and entitled to vote at the meeting, voting as a separate class. Mr. Nathe may be elected by a plurality vote of the outstanding shares of Class A Common Stock and Class B Common Stock present, in person or by proxy, and entitled to vote at the meeting, voting together as a single class.
The Board of Directors knows of no reason why any nominee for Director would be unable to serve as a Director. If any nominee should for any reason be unable to serve, the shares represented by all valid proxies not containing contrary instructions may be voted for the election of such other person as the Board may recommend in place of the nominee that is unable to serve.
Set forth below are the names of all continuing Directors and nominees and certain biographical information with respect to each such continuing Director and nominee.
Nominees for election at the 2007 Annual Meeting:
CLASS II

[need to update Mark’s bio] Mark T. Becker, age 48, has served as a Director of the Company since 2001. Since May 2004, Mr. Becker has been the Chief Financial Officer of SLI Holdings International, a manufacturer of lighting fixtures. From 2000 to April 2004, Mr. Becker was Vice President and Chief Financial Officer of Sappi Fine Paper NA, a subsidiary of Sappi Ltd., an international producer of coated woodfree paper, dissolving pulp and forest products. From 1998 through 2000, Mr. Becker served as Chief Financial Officer of Sealed Air Corporation-Europe, a leading global manufacturer of protective and specialty packaging materials and systems. He was Chief Financial Officer — Europe of W.R. Grace & Co. from 1996 through 1998.
Gerald A. Nathe, age 66, has been a Director of the Company since 1987 and has served as Chairman of the Board of the Company since February 1997. He was Chief Executive Officer from October 1995 through November 2001 and from October 2002 through June 2007. He was President of the Company from August 1993 through March 2001 and from October 2002 through June 2005.
Ronald B. Salvagio, age 64, has served as a Director of the Company since June 2006. Since 2001, Mr. Salvagio has been President of PRSM, Inc., a management consulting firm. Prior to 2001, he had 32 years of combined experience, first as an auditor and then as a partner at Arthur Andersen, and then at Accenture, a global management consulting and technology services company. He served as managing partner of the Asia Pacific internal operations of Accenture and Arthur Andersen while based in Hong Kong and Tokyo, and then became Accenture’s managing partner-corporate finance until 2001.
CLASS III (Terms will expire at the 2008 Annual Meeting)
Akira Hara, age 72, is currently a strategic advisor to the Company and Chairman of Baldwin Japan Limited, a wholly-owned subsidiary of the Company. He has served as a Director of the Company since 1989. He was President of Baldwin Asia Pacific Corporation, also a wholly-owned subsidiary of the Company, from 1989 through 2001, Vice President of the Company from 1989 through 1999, President of Baldwin Japan Limited from 1979 through 1999 and President of the Company’s Graphic Products and Controls Group from 1997 through 1999.
Ralph R. Whitney, Jr., age 72, has served as a Director of the Company since 1988. Mr. Whitney has been a principal of Hammond, Kennedy, Whitney & Company, Inc., a private capital firm, since 1971 and currently serves as its Chairman. He also serves as a director of Dura Automotive Systems, Inc., an automobile parts manufacturer, and First Internet Bank. Mr. Whitney is also a Trustee of the University of Rochester.
Karl S. Puehringer, age 42, has served as a Director of the Company since June 2006. He was elected Chief Executive Officer of the Company on July 1, 2007. He also currently serves as President of the Company, an office he has held, together with that of Chief Operating Officer, since July 2005. From November 2001 through June 2005, Mr. Puehringer was a Vice President of the Company, responsible primarily for the Company’s European operations. Prior to joining Baldwin, Mr. Puehringer served as a Manager at A.T. Kearney in Munich where he was responsible for project management from 1999 to 2001. From 1996 to 1998, he was President and a Director of Voest-Alpine MCE, Indonesia, and from 1993 to 1996, he was Managing Director of Voest-Alpine Ice, Mexico.
CLASS I (Terms will expire at the 2009 Annual Meeting)
Samuel B. Fortenbaugh III, age 73, practices law. He is a former Chairman of Morgan Lewis & Bockius LLP, an international law firm. Mr. Fortenbaugh was a senior partner from January 1, 1980 until September 30, 2001 and a senior counsel from October 1, 2001 until August 31, 2002 of that firm. He has served as a Director of the Company since 1987. Mr. Fortenbaugh also served as a director and Chair of the Compensation Committee of Security Capital Corporation, an employer cost containment and health services and educational services company, until September 13, 2006 when that entity was acquired in a merger.
Judith A. Mulholland, age 65, has been a Director of the Company since 1994. She is a retired graphic arts industry executive. Until December, 1996, Ms. Mulholland was Vice President of Courier Corporation, a book printer. Ms. Mulholland joined Courier in 1990 as founder and President of The Courier Connection, an electronic integrated publishing service bureau, which is a division of Courier Corporation.

Rolf Bergstrom, age 65, has served as a Director of the Company since 2003. Mr. Bergstrom has owned and operated since 1998 a consulting firm, Bergstrom Tillvaxt AB, a company specializing in strategic planning, managed growth and turn-around of companies. He currently serves as Chairman of the Board of two private Swedish companies, Miohano AB, a private equity company, and Roxtec AB, a maker of seals for cables and pipes. He is also a director of two other private Swedish companies, Marka Pac AB, a plastics manufacturer, and Balligslov AB, a producer of kitchen furniture products for private homes.
MANAGEMENT
Directors and Executive Officers
The Directors and executive officers of the Company are as follows:

Name	Position
Gerald A. Nathe	Chairman of the Board and Director (1)
Karl S. Puehringer	President, Chief Executive Officer and Director (1)
John P. Jordan	Vice President, Chief Financial Officer and Treasurer
Shaun J. Kilfoyle	Vice President
Mark T. Becker	Director (1)(3)
Rolf Bergstrom	Director (3)
Samuel B. Fortenbaugh III	Director (1)
Akira Hara	Director (2)
Judith A. Mulholland	Director (2)(4)
Ralph R. Whitney, Jr.	Director (2)
Ronald B. Salvagio	Director (3)

(1)	Member of the Executive Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Lead Director
John P. Jordan, age 61, has been Vice President, Chief Financial Officer and Treasurer of the Company since March 2007. From 1998 to March, 2007, Mr. Jordan was Vice President and Treasurer at Paxar Corporation, a publicly-traded global manufacturer of apparel identification products with $850 million in annual sales.
Shaun J. Kilfoyle, age 53, has been a Vice President of the Company since November 2002. Since 2003, he has been responsible for the Company’s operations in the Americas. He re-joined Baldwin in September 2001, responsible primarily for marketing and strategic planning. From 1997 to 2001, Mr. Kilfoyle was Vice President and Group Publisher of the Printing, Packaging and Design (Publishing, Data and Research) Unit of Cahner Business Information, a division of Reed Elsevier. Prior to that time, Mr. Kilfoyle held various marketing and business management positions at a subsidiary of the Company from 1984 to 1997.
All of the Company’s officers are elected annually by the Board of Directors and hold their offices at the pleasure of the Board of Directors.
See “Election of Directors” for biographies relating to Directors.

BOARD OF DIRECTORS
The Board of Directors has responsibility for establishing broad corporate policies and for overseeing the management of the Company, but is not involved in day-to-day operations. Members of the Board are kept informed of the Company’s business by various reports and documents sent to them as well as by operating and financial reports presented by management at Board and Committee meetings. During the fiscal year ended June 30, 2007, the Board held five (5) regularly scheduled meetings, one (1) special meeting, and acted by unanimous written consent eight (8) times.
Compensation of Directors
Director Compensation

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Option Awards
	($)	($)	($)	Total
Name	(a)	(b)	(c)	($)
Mark T. Becker	$45,500	$7,841	$3,574	$56,915
Rolf Bergstrom	$40,500	$7,841	$3,574	$51,765
Samuel B. Fortenbaugh III	$39,000	$7,841	$3,574	$50,415
Judith A. Mulholland	$40,500	$7,841	$3,574	$51,915
Ronald B. Salvagio	$43,500	$2,677	—	$46,177
Frederick Westlake(d)	$12,000	—	—	$12,000
Ralph R. Whitney, Jr.	$40,500	$7,841	$3,574	$51,915
Akira Hara	(e )	$7,841	$2,900	$10,741

(a)	Directors who are not employees of the Company receive a $24,000 annual retainer and a fee of $1,500 for each meeting they attend of the Board of Directors or a Committee on which they serve. Up to four (4) such meeting fees per year may be paid for Committee meetings. The Chair of the Audit Committee and the Lead Director of the Independent Directors each receives an additional $1,000 quarterly; the Chair of the Compensation Committee receives an additional $500 fee each quarter. All Directors are also reimbursed for expenses incurred in attending Board and Committee meetings.

(b)	The 2005 Equity Compensation Plan (the “2005 Plan”) was adopted at the 2005 Annual Meeting of Stockholders. Non-employee Directors received annual grants of Restricted Stock Awards (“RSAs”) or in the case of foreign directors, Restricted Stock Units (“RSUs”) under the 2005 Plan. Seven (7) of the current Directors of the Company each received awards of RSAs or RSUs of 2,419 shares each on November 14, 2006. Restrictions under RSAs and RSUs lapse one third each year on the anniversary date of the awards.

(c)	Represents the fair value of the RSA or RSU as determined under Statement of Financial Accounting Standards No. 123(r) and as expensed by the Company during Fiscal 2007

(d)	Mr. Westlake served as a Director from November through December 2007.

(e)	Mr. Hara does not receive any Director fees.

Executive Committee
The Executive Committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the fiscal year ended June 30, 2007, the Executive Committee held five (5) meetings and acted by unanimous written consent twice. The Executive Committee presently consists of Gerald A. Nathe (Chairman), Karl S. Puehringer, (CEO), Samuel B. Fortenbaugh III and Mark T. Becker. The charter of the Executive Committee is posted on the Company’s web site under the heading “Corporate Governance”.
Audit Committee
The Audit Committee assists the Board in ensuring the quality and integrity of the Company’s financial statements, and that a proper system of accounting, internal controls and reporting practices are maintained by the Company. During the fiscal year ended June 30, 2007, the Audit Committee held ten (10) meetings and acted by unanimous written consent once. The Audit Committee presently consists of Ronald B. Salvagio (Chairman), Mark T. Becker and Rolf Bergstrom. The charter of the Audit Committee, as amended, is posted on the Company’s web site under the heading “Corporate Governance”. The Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined by the rules of the SEC and the AMEX and that Ronald B. Salvagio and Mark T. Becker qualify as “Audit Committee Financial Experts”.
Compensation Committee
The Compensation Committee has the responsibility for, among other things, reviewing and making recommendations to the full Board concerning compensation and benefit arrangements for the executive officers of the Company, other than the Chief Executive Officer. The Compensation Committee also administers the Company’s 2005 Equity Compensation Plan. During the fiscal year ended June 30, 2007, the Compensation Committee met five (5) times. The Compensation Committee presently consists of Ralph R. Whitney, Jr. (Chairman), Akira Hara and Judith A. Mulholland. The charter of the Compensation Committee, as amended, is posted on the Company’s web site. The Board of Directors has determined that all of the current members of the Committee are “independent” as defined by the rules of the SEC and the AMEX. See also “Role of Compensation Committee” in the Compensation Discussion and Analysis section below.
Nominating Committee
The Board does not have a nominating committee. Board of Director nominees are recommended to the full Board by the Independent Directors (see “The Board Nomination Process” in the Corporate Governance section above).
Independent Directors
The Independent Directors set compensation for the Chief Executive Officer and are responsible for recommending to the full Board nominees for election to the Board of Directors (see “The Board Nomination Process” in the Corporate Governance section above). During the fiscal year ended June 30, 2007, the Independent Directors met four (4) times. The Independent Directors are Mark T. Becker, Rolf Bergstrom, Akira Hara, Ronald B. Salvagio, Ralph R. Whitney, Jr., and Judith A. Mulholland, who serves as Lead Director. The Statement of Principles (Charter) of the Board of Directors, which sets forth in more detail the duties and responsibilities of the Board and the Independent Directors, is posted on the Company’s web site.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors of the Company assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter, as amended in August 2007, is posted on the Company’s web site under the heading “Corporate Governance”. The committee is comprised of three non-employee directors, each of whom is “independent” as defined by the rules of the SEC and the AMEX as in effect on the date of this proxy statement. In addition, the Board has determined that two members of the committee have accounting or related financial management expertise. The Chairman, Ronald B. Salvagio, and another member of the committee, Mark T. Becker, have both been designated as “Audit Committee Financial Experts.”
In performing its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended June 30, 2007, with management and Grant Thornton LLP (“GT”), the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process. GT is responsible for expressing an opinion as to whether these financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States.
The committee has reviewed and discussed the consolidated financial statements of the Company and its subsidiaries, which are included as Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, with management of the Company and GT.
The committee also discussed GT’s judgment with GT as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with GT by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.”
The committee has received the written disclosures and the letter from GT required by Independence Standards Board Standard No. 1 and has discussed GT’s independence from the Company with GT. The committee considered whether the provision of non-audit services by GT to the Company was compatible with maintaining the independence of GT and concluded that the independence of GT was not compromised by the provision of such services.
Based on the review and discussions with management of the Company and GT referred to above, the Audit Committee recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and subsidiaries for the fiscal year ended June 30, 2007 in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and include such financial statements in its Annual Report to Stockholders.

The Audit Committee
Ronald B. Salvagio, Chairman
Mark T. Becker
Rolf Bergstrom

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide an overview and analysis of our executive officer compensation program and policies. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in the fiscal year ended June 30, 2007 to the following individuals who are referred to as our named executive officers (“NEOs”): Gerald A. Nathe, our Chairman of the Board and, until June 30, 2007, Chief Executive Officer, Karl S. Puehringer, our President and as of June 30, 2007, our Chief Executive Officer, John P. Jordan, our Vice President, Chief Financial Officer and Treasurer, Shaun J. Kilfoyle, our Vice President, and Vijay C. Tharani, our former Vice President, Chief Financial Officer and Treasurer.
Compensation Philosophy and Objectives
The Company recognizes that a critical balance needs to be maintained between compensation and the successful pursuit of the Company’s long-term performance and business strategies. The Company continues to implement the practice of compensating its senior executives and certain other senior management employees whose contributions are key to the Company’s success in a manner that attracts and retains high caliber leaders and motivates executives and senior management alike to pursue the Company’s long-term performance and strategic objectives. To that end, the Company is committed to affording its executive officers and senior management employees with compensation competitive for their knowledge, skill, experience, and responsibilities as well as competitive with the market(s) in which the Company may be required to compete for executive and/or senior management talent.
The Company and the Compensation Committee of the Board of Directors (the “Committee”) has implemented a compensation philosophy that provides for a base compensation, broad-based benefit plans available to all employees, annual incentive bonuses and long-term equity compensation in order to motivate senior management to achieve the Company’s strategic objectives, to align the interests of executives and senior managers with the interests of its stockholders, to provide competitive total compensation, to attract, retain and motivate key management employees and to reward individual, business unit and corporate performance.
Role of the Compensation Committee
The Committee is comprised of three non-employee Directors of the Company, each of whom is considered “independent” under the rules of the AMEX and the SEC. The Committee operates pursuant to a written charter adopted by the Board, a copy of which is posted on the Company’s web site. The purpose of the Committee is to assist the Board of Directors of the Company in ensuring that proper systems of long-term and short-term compensation are in place to provide performance-oriented incentives and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of executives as well as non-executive employees. The principal responsibilities of the Committee include: 1) to review and make recommendations to the Board as to the general compensation policies and practices of the Company for executive and certain senior management employees of the Company; 2) to review the performance of the Chief Executive Officer of the Company and make recommendation to the Lead Director and other Independent Directors with respect to the total compensation for the Chief Executive Officer; 3) to review and make recommendation to the entire Board of Directors with respect to the total compensation of each of the NEOs and such other employees of the Company as the Committee deems appropriate; 4) to administer and approve awards to management level employees under the Company’s equity awards plan; 5) to review and approve management’s recommendations as to equity awards for non-management employees under the Company’s equity awards plan; 6) to review and make recommendations to the Board for awards under the Company’s equity awards plan to executive officers of the Company; 7) to review and make recommendations to the Lead Director and to other Independent Directors of the Board for awards under the Company’s equity awards plan to the Chief Executive Officer; and 8) to review and make recommendations to the Board of Directors of the Company as to any contractual or other special employment arrangements for executive officers (and other management employees) of the Company or any of its subsidiaries.
Specific Elements of NEO Compensation
General
For each of the NEOs of the Company named in the Summary Compensation Table below, compensation consists of a base salary, a potential for an incentive cash bonus, equity compensation awards, and other perquisites. Certain of these NEOs also have supplemental retirement benefits.
Base Salary
The base salary in place for executives as well as non-executive employees is intended to attract and retain top level talent as well as to compensate employees for their knowledge, skill, experience, and overall job responsibilities.
The salary of Gerald A. Nathe is fixed by an employment agreement that was negotiated between Mr. Nathe and the Compensation Committee and approved by the Board of Directors. Mr. Nathe’s base salary is subject to an annual increase based on performance, which is reviewed annually by the Compensation Committee and the attainment of objectives mutually agreed upon with the Compensation Committee. Recommended annual increases to Mr. Nathe’s base salary are subject to review and approval of the Compensation Committee.
The base salary of Karl S. Puehringer is fixed by an employment agreement that was negotiated between Mr. Puehringer and the Compensation Committee and approved by the Independent Directors of the Board. Mr. Puehringer’s base salary is subject to an annual increase based on performance, which is reviewed annually by the Compensation Committee and the attainment of objectives mutually agreed-upon with the Compensation Committee. Recommended annual increases to Mr. Puehringer’s base salary are subject to review and approval of the Lead Director and the Independent Directors of the Board.
The base salaries of the other NEOs are also fixed by employment agreements entered into between the NEOs and the Company and approved by the Compensation Committee. Under the employment agreements in place each NEOs base salary is subject to an annual increase based on performance, which is reviewed annually by Mr. Puehringer. Recommended annual increases to the NEOs base salary are subject to review and approval of the Compensation Committee.
See a more detailed description of the terms of each employment agreement between the Company and each of the NEOs in the Employment Agreements section below.
Bonus
Executive Officers and key management employees receive cash bonuses provided through the Company’s Management Incentive Compensation Plan (MICP). The MICP is designed to reward, recognize and motivate the NEOs and certain other key management employees for their contributions on a corporate-wide and as well as a functional/local basis. Each NEO and key manager participant earns cash incentive compensation based on a target bonus percentage of his/her salary upon the achievement of certain MICP performance targets whose purpose is to focus the Company’s attention on earnings (through Profit Before Tax) and on cash (through an improvement in managing the Company’s balance sheet assets of Accounts Receivable and Inventory). The individual target award opportunities range for MICP participants from 7.5% to 50% of base salary with the NEOs each participating at the 50% bonus level.
Equity Compensation Awards
The Company’s NEOs as well as certain other management employees, who in the judgment of Messrs. Nathe and Puehringer, are in a position to contribute significantly to the Company in order to create stockholder value, receive either stock option, restricted stock grants, or restricted stock units, generally once per year. Recommendations for issuing options, restricted stock grants and restricted stock units are reviewed and approved by the Compensation Committee, and in the instance of the Chief Executive Officer, by the Independent Directors.
Supplemental Retirement Benefits
Messrs. Nathe, Puehringer, Jordan and Kilfoyle are, and Mr. Tharani was, entitled to supplemental retirement benefits in accordance with their respective employment agreements. The SERP is a non-qualified defined retirement plan that provides supplemental retirement income to the named NEOs. It provides retirement benefits in excess of the Company’s 401(k) profit sharing and savings plan, due to the benefit limitations imposed by the IRS upon the Company’s defined contribution plan.
Mr. Nathe’s employment agreement provides for compensation to be paid to him, his designated beneficiary or beneficiaries, or his estate for a period of 15 years or his life, whichever is longer, upon termination of his employment and subject to a vesting schedule set forth in his employment agreement. During Fiscal 2007, $276,370 was accrued by the Company on behalf of Mr. Nathe in connection with his benefit. The amount of the annual deferred compensation benefit which will be paid to Mr. Nathe upon retirement is estimated to be $160,000.
Mr. Puehringer’s employment agreement provides for compensation to be paid to him, his designated beneficiary or beneficiaries, or his estate for a period of 15 years upon termination of his employment and subject to a vesting schedule set forth in said employment agreement. The amount of the annual deferred compensation benefit to be paid to Mr. Puehringer will be 30% of Mr. Puehringer’s average base salary for his last three (3) years of employment under his employment agreement. The amount accrued by the Company on behalf of Mr. Puehringer in connection with this benefit during Fiscal 2007 was $172,769. The estimated annual supplemental retirement benefit payable by the Company to Mr. Puehringer upon retirement is $90,341.
Mr. Jordan’s employment agreement provides for a supplemental retirement benefit to be paid to him for ten (10) years upon termination of his employment and subject to a vesting schedule set forth in his employment agreement. The amount of the annual benefit to be paid to Mr. Jordan will be 20% of Mr. Jordan’s average base salary for his last three (3) years of employment with the Company. The amount accrued by the Company on behalf of Mr. Jordan in connection with this benefit during Fiscal 2007 was $25,596. When fully vested (on March 8, 2012), the estimated annual supplemental retirement benefit payable by the Company to Mr. Jordan upon retirement will be $56,272.
Mr. Kilfoyle’s employment agreement provides for a supplemental retirement benefit to be paid to him for ten (10) years upon termination of his employment and subject to a vesting schedule set forth in his employment agreement. The amount of the annual benefit to be paid to Mr. Kilfoyle will be 30% of Mr. Kilfoyle’s average base salary for his last three (3) years of employment under his employment agreement. The amount accrued by the Company on behalf of Mr. Kilfoyle in connection with this benefit during Fiscal 2007 was $108,729. When fully vested (on September 1, 2008), the estimated annual supplemental retirement benefit payable by the Company to Mr. Kilfoyle upon retirement will be $61,700.
Mr. Tharani’s employment agreement provided for a supplemental retirement benefit to be paid to him for ten (10) years upon termination of his employment and subject to a vesting schedule set forth in his employment agreement. The amount of the annual benefit to be paid to Mr. Tharani will be 30% of Mr. Tharani’s average base salary for his last three (3) years of employment under his employment agreement. The amount accrued by the Company on behalf of Mr. Tharani in connection with this benefit during Fiscal 2007 was $4,353. On March 2, 2007 Mr. Tharani’s employment with the Company terminated and as a result, the annual supplemental retirement benefit payable by the Company to Mr. Tharani will be $76,008.
Perquisites
Generally, corporate officers are provided the same fringe benefits as all other Company employees in the U.S., such as health, dental, vision and prescription drug insurance; group life insurance, short and long-term disability insurance; and participation in a 401(k) plan with a company match. In addition, NEOs are also provided certain perquisites such as a monthly car allowance, supplemental life and long-term disability insurance, club/membership fees, legal fees, and investment fees. As mentioned above Messrs. Nathe, Puehringer, Jordan, Kilfoyle, and Tharani also receive supplemental retirement benefits as provided for in their respective employment agreements.
Severance and Change-in-Control Agreements
Messrs. Nathe, Puehringer, Jordan and Kilfoyle are, and Mr. Tharani was, afforded certain severance and change-in-control benefits as provided for in each NEOs employment agreement with the Company. The specific details of such severance and change-in-control benefits are discussed below under the Potential Payments upon Termination or Change of Control.
Process for Setting and Reviewing Compensation
The Compensation Committee reviews and determines the compensation for its executive officers and certain senior managers by identifying the market value of each position and determining the appropriate mix of compensation elements in order to maintain alignment with the Company’s goals and objectives. The Committee considers and compiles compensation data from proprietary and public surveys that track companies in the manufacturing sector that are comparable in size and similar in annual revenues. In addition, where and when appropriate, the Company and/or the Committee have the authority to retain the services of outside compensation consultants to better understand the competitive marketplace and to assess the appropriateness of the Company’s compensation programs. In the fiscal year ended June 30, 2007 (“Fiscal 2007”), the Company and the Committee used the services of Hewitt Associates, LLC, a human resource consulting firm.
Resources for Advice on Executive Compensation
The Company’s internal management and human resources department supports the Committee in its work of reviewing and determining executive level compensation. In its support role, management and the human resources department recommend, but do not determine, the amount or form of executive and director compensation. Where and when appropriate, the Company and/or the Committee retain the services of outside compensation consultants to better understand the competitive marketplace and to assess the appropriateness of the Company’s compensation programs. During Fiscal 2007, the Company and the Committee used the services of Hewitt Associates, LLC, a human resource consulting firm.
Accounting and Tax Considerations
Deductibility of Compensation under Federal Income Taxes
Based on currently prevailing authority, including Treasury Regulations issued in December, 1995, and in consultation with outside tax and legal experts, the Committee has determined that it is unlikely that the Company will pay any amounts with respect to the fiscal year ending June 30, 2007 (“Fiscal 2007”) that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and accordingly has not recommended that any special actions be taken, or plans or programs be revised at this time in light of such tax law provision (except that the Company intends that stock options granted under the 1996 Plan, and stock options or other awards made under the 2005 Plan, have an exercise price which is the fair market value of the stock on the date of grant and that such options qualify as “performance-based compensation” under Section 162(m) of the Code).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such statutes.

Ralph R. Whitney, Jr., Chairman
Judith A. Mulholland
Akira Hara
COMPENSATON COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
Akira Hara, formerly an Executive Officer of the Company and Chairman of Baldwin Japan Ltd., a subsidiary of the Company, served on the Company’s Compensation Committee during the fiscal year ended June 30, 2006, but resigned from the Compensation Committee in August, 2006. In August 2007, Mr. Hara was re-appointed to that Committee, following a determination by the Board that he is now an Independent Director.

Summary Compensation Table
The following table sets forth the aggregate amounts of compensation earned in the fiscal year ended June 30, 2007 for services rendered in all capacities by the Named Executive Officers.

					Non-Equity	Change in
					Incentive	Nonqualified
					Plan	Deferred
			Stock	Option	Compen-	Compen-
			Awards	Awards	sation	sation	All Other
Name and		Salary	($)	($)	($)	Earnings	Compensa-
Principal Position	Year	($)	(1)	(1)	(2)	($)	tion ($)		Total ($)
Gerald A. Nathe Chairman and former CEO (3)	2007	$450,000	$70,317	$34,071	$104,063	$276,370	$46,562	(4)	$981,383

Karl S. Puehringer President & CEO(5)	2007	$310,524	$115,883	$22,007	$75,194	$172,769	$145,422	(6)	$841,799

John P. Jordan Vice President, CFO and Treasurer(7)	2007	$78,846	$6,111	—	$19,269	$25,596	$17,148	(8)	$146,970

Shaun J. Kilfoyle Vice President	2007	$196,661	$20,933	$21,970	$47,857	$108,729	$13,531	(9)	$409,681

Vijay C. Tharani former VP, CFO & Treasurer (10)	2007	$172,208	$6,317	$533	$39,443	$4,353	$286,744	(11)	$509,598

Notes:

(1)	Represents the fair value of the RSAs and RSUs (Stock Awards) and stock options (Option Awards) as determined under Statement of Financial Accounting Standards No. 123(r) and as expensed by the Company during Fiscal 2007.

(2)	Includes cash bonus earned and paid under the Company’s Fiscal 2007 MICP.

(3)	Mr. Nathe served as CEO through June 30, 2007.

(4)	Includes a $3,908 long-term disability insurance premium, $12,664 legal and investment fees, a $13,645 life insurance premium, a $4,545 auto allowance, and a Company contribution of $11,800 to the named individual’s 401(k) profit sharing and savings plan account.

(5)	Mr. Puehringer became CEO effective June 30, 2007.

(6)	Includes a $3,573 long-term disability insurance premium, a $2,250 life insurance premium, a $3,663 auto allowance, a $1,515 membership fee, a Company contribution of $13,393 to the named individual’s 401(k) profit sharing and savings plan account, $70,000 paid by the Company during Fiscal 2007 as reimbursement for relocation expenses, and a $50,028 gross-up payment to cover taxes associated with Mr. Puehringer’s relocation to the United States.

(7)	Mr. Jordan was elected Vice President, Chief Financial Officer and Treasurer effective March 9, 2007.

(8)	Includes a $9,462 long-term disability insurance premium, a $1,620 life insurance premium, a $2,800 auto allowance, and a Company contribution of $3,266 to the named individual’s 401(k) profit sharing and savings plan account.

(9)	Includes a $2,140 life insurance premium, a $3,163 auto allowance, and a Company contribution of $8,228 to the named individual’s 401(k) profit sharing and savings plan account.

(10)	Mr. Tharani’s employment with the Company terminated as of March 2, 2007.

(11)	Includes a $1,021 long-term disability insurance premium, a $3,163 auto allowance, a Company contribution of $6,120 to the named individuals 401(k) profit sharing and savings plan account, a $255,852 severance payment, and a $20,664 payment for accrued and unused vacation at the time of separation from the Company.
Employment Agreements
Gerald A. Nathe
Effective June 30, 2007, the Company entered into a new employment agreement with Gerald A. Nathe, its Chairman (then Chairman and Chief Executive Officer), replacing an earlier agreement dated March 19, 2001 and all amendments thereto. The new agreement provides that (a) Mr. Nathe will be paid (i) an annual salary of $350,000, (ii) certain amounts upon termination of his employment, such amounts to depend upon whether the termination was by the Company or by Mr. Nathe, whether the termination was with or without cause or with or without Company consent, and whether the termination was due to his death or disability, (iii) annual deferred compensation in the amount of $160,000 following the termination of Mr. Nathe’s employment, and (b) the transfer by the Company to Mr. Nathe, at no cost to Mr. Nathe, of up to one hundred sixty thousand shares of the Company’s Class A Common Stock, in four equal installments of 40,000 shares each, when, in the case of the first such installment, the market value of the Company’s Class A Common Stock has attained $7.87 per share and, in the case of each subsequent installment, such market value has increased by $2.00 per share over the market value at which the previous installment was earned. For purposes of clause (a)(iii) above, in the event of the occurrence of certain events (unless Mr. Nathe votes in favor of them as a Director of the Company) such as any merger or consolidation or sale of substantially all of the assets of the Company or a change in control or liquidation of the Company, or in the event the Company fails to observe or comply in any material respect with any of the provisions of his employment agreement, Mr. Nathe may, within six months of the happening of any such event, provide notice of termination of his employment to the Company, and the Company shall be obligated to pay Mr. Nathe severance in an amount equal to 2.9 times his then annual base salary. Mr. Nathe has agreed that, for a period of three years after the termination of his employment under the employment agreement, he will not compete, directly or indirectly, with the Company.
Karl S. Puehringer
Effective June 30, 2007, the Company entered into a new employment agreement with Karl S. Puehringer, its President and then Chief Operating Officer (and effective July 1, 2007, its Chief Executive Officer), replacing an earlier agreement dated July 1, 2005 and all amendments thereto. The new agreement provides for the Company to pay to Mr. Puehringer (a) a minimum base salary of $400,000, (b) incentive compensation under the Company’s MICP, (c) a supplemental retirement benefit for fifteen (15) years following termination of his employment, subject to vesting as set forth in the agreement, and (d) certain amounts upon termination of his employment, such amounts to depend upon whether the termination was by the Company or by Mr. Puehringer, whether the termination was with or without cause or with or without Company consent, and whether the termination was due to his death or disability. For purposes of clause (d) above, in the event of (i) any merger or consolidation or sale of substantially all of the assets of the Company resulting in a change in control, (ii) the liquidation of the Company, or (iii) a material diminution in Mr. Puehringer’s duties, then in each such case, Mr. Puehringer may, within six months of any such event, terminate his employment and be entitled to receive a severance payment in an amount equal to twice his then annual base salary. The agreement expires on June 30, 2012 and, unless terminated with two year’s prior written notice, will automatically extend for additional five (5) year terms.
John P. Jordan
Effective March 8, 2007, the Company entered into an employment agreement with John P. Jordan, its Vice President, Chief Financial Officer and Treasurer. The agreement provides for the Company to pay to Mr. Jordan (a) a minimum base salary of $250,000, (b) incentive compensation under the Company’s MICP, (c) a supplemental retirement benefit for ten (10) years following termination of his employment, subject to vesting as set forth in the agreement, and (d) certain amounts upon termination of his employment, such amounts to depend upon whether the termination was by the Company or by Mr. Jordan, whether the termination was with or without cause or with or without Company consent, and whether the termination was due to his death or disability. For purposes of clause (d) above, in the event of (i) any merger or consolidation or sale of substantially all of the assets of the Company resulting in a change in control, (ii) the liquidation of the Company, or (iii) a material diminution in Mr. Jordan’s duties, then in each such case, Mr. Jordan may, within six months of any such event, terminate his employment and be entitled to receive a severance payment in an amount equal to his then annual base salary. Mr. Jordan’s agreement is for an initial term that expires on March 8, 2010 and, unless terminated with six months prior written notice, will automatically extend for additional three (3) year terms.
Shaun J. Kilfoyle
Effective September 1, 2004, the Company entered into an employment agreement with Shaun J. Kilfoyle, its Vice President of American Operations, replacing an earlier agreement dated February 14, 2003. The agreement provides for the Company to pay Mr. Kilfoyle (a) a minimum base salary of $170,000, (b) incentive compensation under the Company’s MICP, (c) a supplemental retirement benefit for ten (10) years following termination of employment, subject to vesting as set forth in the agreement, and (d) certain amounts upon termination of his employment, such amounts to depend upon whether the termination was with or without cause. In addition, in the event of any merger or consolidation by the Company with or into any other entity or any sale by the Company of substantially all of its assets or the adoption by the Company of any plan of liquidation, under certain conditions, Mr. Kilfoyle may receive a severance payment in an amount equal to his then annual base salary. The agreement is for an initial term of three (3) years, and unless terminated, will automatically extend for additional three (3) year terms.
Vijay C. Tharani
Effective June 18, 2001, the Company entered into an employment agreement with Vijay C. Tharani, its then Vice President, Chief Financial Officer and Treasurer, which was amended on November 11, 2003. The employment agreement, as amended, provided for the Company to pay to Mr. Tharani (a) a minimum base salary of $240,000, (b) incentive compensation under the Company’s MICP, (c) a supplemental retirement benefit for ten (10) years following termination of his employment, subject to vesting as set forth in the agreement, and (d) certain amounts upon termination of his employment. The agreement was for an initial term of three (3) years and, unless terminated, was automatically extended; however, it was terminated on March 2, 2007 when Mr. Tharani left the Company.
Grants of Plan-Based Awards
For the Fiscal Year Ended June 30, 2007
The following grants were made during the fiscal year ended June 30, 2007 to the Named Executive Officers pursuant to the Company’s 2005 Equity Compensation Plan and the MICP.

						All Other
			Estimated Future Payouts Under			Stock Awards:
			Non-Equity Incentive Plan Awards			Number of	Grant Date Fair
			Threshold	Target	Maximum	Shares of	Value of Stock
Name	Grant Date		($)	($)	($)	Stock or Units	Option Awards ($)
Gerald A. Nathe	04/12/07	(1)	$0.00	$112,500	$168,750	—	—
	11/14/06		—	—	—	35,000	$38,734
Karl S. Puehringer	04/12/07	(1)	$0.00	$81,291	$121,937	—	—
	11/14/06		—	—	—	30,000	$33,200
	06/12/07		—	—	—	30,000	$4,917
John P. Jordan	04/12/07	(1)	$0.00	$20,833	$31,250	—	—
	05/02/07		—	—	—	20,000	$6,111
Shaun J. Kilfoyle	04/12/07	(1)	$0.00	$47,972	$71,958	—	—
	11/14/06		—	—	—	7,500	$8,300
Vijay C. Tharani	04/12/07	(1)	$0.00	$63,963	$95,945	—	—
	11/14/06		—	—	—	20,000	(2)

(1)	The Company’s FY07 MICP was revised on this date and the figures reported reflect MICP payouts based on half year performance from January 1, 2007 thru June 30, 2007. Actual amounts of FY07 MICP payments to the NEOs were determined in September 2007 and are included in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation.

(2)	No expense was reported during Fiscal 2007 since Mr. Tharani’s employment with the Company terminated on March 2, 2007 resulting in his RSAs being cancelled.
Outstanding Equity Awards at June 30, 2007
The following table lists the outstanding stock options, restricted stock awards and restricted stock unit awards at June 30, 2007 for each of the Named Executive Officers.

	Number of	Number of Shares of
	Shares of Common Stock	Common Stock			Number of Shares or	Market Value of Shares
	Underlying	Underlying Unexercised			Units	or Units of Stock That
	Unexercised Options	Options	Option		of Stock That Have Not	Have Not Vested
	(#)	(#)	Exercise Price	Option Expiration	Vested	($)
Name	Exercisable	Unexercisable	($)	Date	(#)	(1)
G.A. Nathe	16,500	—	$5.50	8/11/2008	—	—
	40,000	—	$1.05	8/07/2011	—	—
	33,333	16,667	$1.93	11/11/2013	—	—
	16,666	33,334	$3.41	8/17/2014	—	—
	—	—	—	—	16,666	$100,496
	—	—	—	—	35,000	$211,050
K. Puehringer	25,000	—	$1.15	11/13/2011	—	—
	30,000	—	$0.82	8/13/2012	—	—
	16,667	8,333	$1.93	11/11/2013	—	—
	11,666	23,334	$3.41	8/17/2014	—	—
	—	—	—	—	13,333	$80,398
	—	—	—	—	20,000	$120,600
	—	—	—	—	30,000	$180,900
	—	—			30,000	$180,000
J. Jordan	—	—	—	—	20,000	$120,600
S.Kilfoyle	9,333	—	$0.82	8/13/2012	—	—
	8,334	8,333	$1.93	11/11/2013	—	—
	11,666	23,334	$3.41	8/17/2014	—	—
	—	—	—	—	6,666	$40,196
	—	—	—	—	7,500	$45,225
V. Tharani (2)	—	—	—	—	0	0

(1)	Represents the number of shares of RSAs or RSUs which remain under restriction multiplied by $6.03, the fair market value of the Company’s Class A Common Stock on the last trading day of fiscal 2007.

(2)	Mr. Tharani’s employment with the Company terminated on March 2, 2007.

Option Exercises and Stock Vested for the Fiscal Year Ended June 30, 2007
The following table lists the exercise of stock options and the lapse of restrictions with respect to restricted stock and restricted stock unit awards for each Named Executive Officer during the fiscal year ended June 30, 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares of		Shares of
	Common Stock	Value Realized	Common Stock	Value Realized
	Acquired	on Exercise	Acquired	on Vesting
	on Exercise	($)	on Vesting	($)
Name	(#)	(1)	(#)	(2)
Gerald A. Nathe	35,000	$80,500	8,333	$42,082
Karl S. Puehringer	—	—	16,666	$93,963
John P. Jordan	—	—	—	—
Shaun J. Kilfoyle	—	—	3,333	$16,832
Vijay C. Tharani	108,000	$349,283	5,000	$25,250

(1)	Value Realized on Exercise represents the difference between the exercise price of the stock option and the fair market value of the Company’s Class A Common Stock on the date of exercise.

(2)	Value Realized on Vesting represents the fair market value of the Company’s Class A Common Stock on the date the restrictions of the RSAs or RSUs lapsed.
Pension Benefits (Supplemental Retirement Benefits—SERPs)
The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each of the NEOs under the SERP agreements in place with each of the NEOs.

			Present
		Number of Years	Value of Accumulated	Payments During
	Plan	Credited Service	Benefit	Last Fiscal Year
Name	Name	(#)	($)	($)
Gerald A. Nathe	SERP	17	$1,631,820	—
Karl S. Puehringer	SERP	6	$990,144	—
John P. Jordan	SERP	.25	$25,596	—
Shaun J. Kilfoyle	SERP	6	$348,865	—
Vijay C. Tharani	SERP	6	$589,378	—
Other than the SERP benefits described in the table above, the Company does not provide its NEOs with any nonqualified deferred compensation benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The employment agreements that the Company has entered into with each of the NEOs requires the Company to provide for certain payments to the NEO in the event of termination of his employment or a change in control of the Company. The following table shows estimated payments to each of the Company’s NEOs under his existing contract under various scenarios involving a termination of employment or a change in control of the Company, assuming that such individual’s employment was terminated or a change in control of the Company had occurred on June 30, 2007.

Payment	Gerald A. Nathe		Karl S. Puehringer		John P. Jordan		Shaun J. Kilfoyle
Upon termination by the Company Without Cause

Cash Severance	$1,015,000		$1,160,000		$250,000		$98,829
Accrued but unpaid MICP (1)	—		$200,000		$125,000		$98,826
Vested SERP Compensation (2)	$1,631,820		$990,144		—		$348,865
Cost of outplacement	—		$30,000		$15,000		$10,000
Insurance reimbursement	$126,819		$16,268		$5,679		$8,134
Accrued vacation	$94,231		$84,616		$6,731		$53,215

Upon termination by Mutual Consent

Cash Severance	$350,000		—		—		—
Accrued but unpaid MICP	—		$200,000		$125,000		—
Vested SERP Compensation	$1,631,820		$990,144		—		$348,865
Cost of outplacement	—		—		—		—
Insurance reimbursement	$126,819		—		—		—
Accrued vacation	$94,231		$84,616		$6,731		$53,215

Upon termination by the Company With Cause

Cash Severance	—		—		—		—
Accrued but unpaid MICP	—		—		—		—
Vested SERP Compensation	$1,613,820		$990,144		—		$348,865
Cost of outplacement	—		—		—		—
Insurance reimbursement	$126,819		—		—		—
Accrued vacation	$94,231		$84,616		$6,731		$53,215

Upon termination by the Executive
Upon the occurrence of Certain Events(3)

Cash Severance	$1,015,000		$1,160,000		$250,000		$98,826
Accrued but unpaid MICP	—		$200,000		$125,000		$98,826
Vested SERP Compensation	$1,631,820		$990,144		—		$348,865
Cost of outplacement	—		$30,000		$15,000		$10,000
Insurance reimbursement	$126,819		$16,268		$5,679		$8,134
Accrued vacation	$94,231		$84,616		$6,731		$53,215

Upon termination as a result Of Disability

Cash Severance	—		—		—		—
Disability Payment	$482,957	(4)	$2,607,000	(5)	$236,229	(5)	$494,368	(6)
Accrued but unpaid MICP	—		$200,000		$125,000		$98,826

Payment	Gerald A. Nathe	Karl S. Puehringer	John P. Jordan	Shaun J. Kilfoyle
Vested SERP Compensation	—	$990,144	—	$348,865
Cost of outplacement	—	—	—	—
Insurance reimbursement	$126,819	—	—	—
Accrued vacation	$94,231	$84,616	$6,731	$53,215

Upon termination as a result Of Death

Cash Severance	—	—	—	—
Accrued but unpaid MICP	—	$200,000	$125,000	$98,826
Vested SERP Compensation	$1,631,820	$990,144	—	$348,865
Cost of outplacement	—	—	—	—
Insurance reimbursement	$126,819	—	—	—
Accrued vacation	$94,231	$84,616	$6,731	$53,215

Upon termination for Retirement Cash Severance	—	—	—	—

Accrued but unpaid MICP	—	$200,000	$125,000	$98,826
Vested SERP Compensation	$1,631,820	$990,144	—	$348,865
Cost of outplacement	—	—	—	—
Insurance reimbursement	$126,819	—	—	—
Accrued vacation	$94,231	$84,616	$6,731	$53,215

Upon expiration of Agreement Cash Severance	—	$600,000	—	—

Accrued but unpaid MICP -	$200,000	$83,333	(4)	$16,471	(4)
Vested SERP Compensation	$1,631,820	$990,144	—	$348,865
Cost of outplacement	—	—	—	—
Insurance reimbursement	$126,819	$16,268	—	—
Accrued vacation	$94,231	$84,616	$6,731	$53,215

(1)	Reflects the value of the payment under the Company’s MICP assuming the payout was at 100% of the target.

(2)	Reflects the present value of the SERP benefit that would be provided upon termination. This is not a lump sum payment, but rather the actuarial value of the SERP benefit.

(3)	Reflects the present value of disability payments over the maximum period of time under the NEO’s employment agreement. This amount represents is not a lump sum payment.

(4)	Reflects the value of the MICP payment assuming the payout was at 100% target and pro-rated for the duration the agreement was in effect during the fiscal year of expiration.

(5)	Upon the occurrence of certain events as delineated in each individual NEO’s employment agreement (e.g., the removal of that individual from his position, material diminution of duties, merger or consolidation of the company or sale, change of majority of directors of the Company, liquidation of Company, etc.), the NEO may terminate his employment and receive the same payments from the Company that the Company would have been obligated to pay in case of termination by the Company without cause.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Samuel B. Fortenbaugh III, a Director of the Company since 1987, has rendered legal services to the Company since September 2002. During the fiscal year ended June 30, 2007, the Company paid $211,000 to Mr. Fortenbaugh for legal services rendered. Prior to September 2002, Mr. Fortenbaugh was a partner of the law firm of Morgan Lewis & Bockius LLP, which firm has rendered legal services to the Company since 1980.

Akira Hara, a Director of the Company since 1989, has served as a strategic advisor to the Company since January 1, 2004. He is also a non-executive Chairman of Baldwin Japan Limited, a wholly-owned subsidiary of the Company. Mr. Hara, as a strategic advisor, receives compensation of approximately $60,000 per year. In addition, Mr. Hara receives annual benefits in the amount of approximately $136,000 under a non-qualified supplemental executive retirement plan, which expires in 2015.
AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO
AUTHORIZE SERIAL PREFERRED STOCK
The Board of Directors recommends a vote FOR this proposal
Under the Restated Certificate of Incorporation, Baldwin is currently authorized to issue 45,000,000 shares of Class A Common Stock, par value $.01 per share, and 4,500,000 shares of Class B Common Stock, par value $.01 per share. As of September 28, 2007, there were outstanding 14,504,445 shares of Class A Common Stock and 1,142,555 shares of Class B Common Stock.
REASONS FOR THE PROPOSED AMENDMENT AUTHORIZING SERIAL PREFERRED STOCK
Baldwin’s strategy is to increase stockholder value through organic growth and acquisitions. During Fiscal 2007, the Company completed the acquisition of Oxy-Dry Corporation on November 21, 2006, and the acquisition of Hildebrand Systeme GmbH on April 10, 2007. Both of these transactions were financed utilizing the debt borrowing capacity of the Company.
Future potential acquisition prospects, however, may well be of a size that could require Baldwin to utilize a combination of debt and equity financing in order to maintain a prudent capital structure. The Company believes having insufficient equity capital authorized would adversely affect its ability in acquisition negotiations relative to larger, better capitalized buyers. In order to improve the Company’s flexibility and the probability that an acquisition requiring the issuance of equity could be completed in a timely manner, the Company is seeking stockholder approval at this time for a class of Serial Preferred Stock that could be used to expeditiously provide the necessary equity financing when and if the proper acquisition opportunity presents itself. While the Company currently has the capacity to issue additional shares of Class A Common Stock and Class B Common Stock, the Board of Directors believes that adding the ability to issue Serial Preferred Stock will increase its ability to secure financing on the most financially attractive terms.
For the foregoing reasons, the Board of Directors believes that the Company must be able to act quickly when and if the right acquisition opportunity presents itself, and thus it believes that it would be advisable to amend the Restated Certificate of Incorporation to authorize a class of Preferred Stock, to be known as “Serial Preferred Stock”, consisting of 15,000,000 shares issuable in series, which the Company believes would provide the flexibility needed to meet current requirements of the securities market or the exigencies of negotiations for the acquisition of other corporations or properties. The proposed Serial Preferred Stock would not be set aside for any specific purpose, but would be subject to issuance in the discretion of the Board of Directors from time to time for acquiring other corporations or their properties, establishing strategic relationships with corporate partners or any other proper corporate purpose without further action by the stockholders. The terms of any new series will be dependent largely on conditions existing at the time of issuance and, therefore, cannot be indicated at the present time.
The Board of Directors has no immediate intention to enter into any negotiations, agreements or understandings with respect to the proposed Serial Preferred Stock, but considers it advisable and in the best interests of Baldwin to have such shares authorized and available for issuance to meet future requirements if and when the need arises. Requiring the stockholders to meet and approve each separate issuance of a series would be time-consuming and costly. Moreover, if stockholder approval of any such securities were postponed until a specific need arose, the delay could, in some instances, deprive Baldwin of opportunities otherwise available.
The Board of Directors will be authorized to determine at the time of creating each series the designations, preferences, limitations and relative rights of the series permitted to be fixed by the Board of Directors pursuant to the proposed amendment to the Restated Certificate of Incorporation including, but not limited to, the distinctive designation of and the number of shares in the series, the terms of any dividend payable thereon, the terms, if any, on which shares of the series may be redeemed, the terms of any applicable sinking fund, any conversion or voting rights of the series and the amount payable upon liquidation, dissolution or winding up of the Company. All shares of Serial Preferred Stock of the same series will be identical in all respects and, except for the permitted variances and differences between series expressly provided for in the resolutions creating the series as contemplated by the proposed amendment to the Restated Certificate of Incorporation, all shares of Serial Preferred Stock of all series will be identical in all respects.
Each series of Serial Preferred Stock with dividend rights will be entitled to receive, if declared by the Board of Directors, and before any dividends are paid on the Common Stock, dividends upon such terms as may be fixed by the Board of Directors for such series. Accordingly, the issuance of any such Serial Preferred Stock could reduce the amount of cash otherwise available for the payment of dividends on the Common Stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Baldwin the holders of each series of Serial Preferred Stock will be entitled to receive, and before any distribution is made to the holders of the Common Stock, the distributive amount fixed by the Board of Directors at the time such series was created. Accordingly, the issuance of any such Serial Preferred Stock would adversely affect the amount of assets available for distribution to the holders of the Common Stock.
Except with respect to the election of directors, the holders of the Serial Preferred Stock will have such voting rights as a series or otherwise as may be fixed by the Board of Directors at the time of the creation of the series, in addition to any voting rights provided by law. Accordingly, the issuance of any such Serial Preferred Stock could dilute the voting power of the shares of Common Stock.
With respect to the election of directors, pursuant to the proposed amendment to the Restated Certificate of Incorporation, the holders of each series of Serial Preferred Stock shall be entitled to elect such number of directors as the Board of Directors may fix at the time such series was created, provided, however, the holders of all shares of Serial Preferred Stock of all series shall not be entitled to elect more than three directors. The holders of Class A Common Stock, voting as a separate class, shall be entitled to elect 25% of the remaining number of directors constituting the entire Board of Directors (or the nearest higher whole number of directors) and, if the number of outstanding shares of Class B Common Stock is equal to at least 12.5% of the number of outstanding shares of both classes of Common Stock, the holders of Class B Common Stock, voting as a separate class, or, if the number of outstanding shares of Class B Common Stock is equal to less than 12.5% of the number of outstanding shares of both classes of Common Stock, the holders of both the Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect the remaining directors.
If so provided by the Board of Directors at the time of creation of the series, the shares of a series of Serial Preferred Stock may be convertible or exchangeable into shares of Common Stock or other securities of Baldwin or of any other corporation or other entity, upon terms fixed at the time of creation of the series.
If so provided by the Board of Directors at the time of creation of the series, the shares of a series of Serial Preferred Stock may be subject to restrictions and conditions upon the issuance of any additional Serial Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution.
The holders of the Serial Preferred Stock will have no preemptive rights. The Serial Preferred Stock, when issued, will be fully paid and nonassessable.
The full text of the proposed amendment to the Restated Certificate of Incorporation, which includes the provisions for the proposed Serial Preferred Stock, is set forth in Exhibit A to this proxy statement. The foregoing description of the proposed Serial Preferred Stock is qualified in its entirety by reference to such provisions.
ANTI-TAKEOVER ASPECTS
Serial preferred stock can be, and has been, used by corporations specifically for anti-takeover purposes. For example, shares of serial preferred stock can be privately placed with purchasers who support a board of directors in opposing a tender offer or other hostile takeover bid, or can be issued to dilute the stock ownership and voting power of a third party seeking a merger or other extraordinary corporate transaction. Under these and similar circumstances, serial preferred stock can serve to perpetuate incumbent management and can adversely affect stockholders who may want to participate in the tender offer or other transaction. The Board of Directors is sensitive to these issues.
The principal purpose of the proposal to amend the Restated Certificate of Incorporation is to provide the Company with greater flexibility to obtain financing. The proposal is not part of a plan to adopt a series of anti-takeover measures, and Baldwin has no present intent to propose any other anti-takeover measures in future proxy solicitations.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
From 1968 through 2006, PricewaterhouseCoopers LLP (“PWC”) and its predecessor firms served as the Company’s independent registered public accounting firm. As previously disclosed in a Form 8-K current report filed on November 20, 2006, the Audit Committee of the Board of Directors of the Company on November 14, 2006 dismissed PWC as the Company’s independent registered public accounting firm effective November 14, 2006.
The reports of PWC on the Company’s financial statements for the fiscal years ended June 30, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended June 30, 2006 and 2005 and through November 14, 2006, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to PWC’s satisfaction, would have caused PWC to make reference to the matter in their reports on the financial statements for such years. In addition, during the years ended June 30, 2006 and 2005 and through November 14, 2006, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. The Company requested PWC to furnish the Company with a letter of PWC addressed to the Securities and Exchange Commission stating whether or not PWC agreed with the above statements. A copy of the PWC letter, dated November 20, 2006, was filed as Exhibit 16 to the Company’s current report on Form 8-K filed on November 14, 2006.
As disclosed in a current report on Form 8-K filed on November 28, 2006, the Audit Committee also approved the retention of Grant Thornton LLP (“GT”) as the Company’s new independent registered public accounting firm for the fiscal year ending June 30, 2007, subject to GT’s completion of its client acceptance procedures. On November 28, 2006, GT informed the Company that its client acceptance procedures were complete and that the Company had been accepted as a client of the firm.
During the Company’s two most recent fiscal years and the subsequent interim period prior to engaging GT, neither the Company nor anyone acting on behalf of the Company consulted GT regarding (i) either (a) the application of accounting principles to a specified transaction, either completed or proposed, or (b) the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).
The table below provides a summary of the aggregate fees billed for professional services rendered to the Company by GT and PWC during the fiscal year ended June 30, 2007 and by PWC during the fiscal year ended June 30, 2006.

	PWC	PWC	GT
	2006	2007	2007
Audit Fees	$724,528	$88,750	$1,041,000
Audit-Related Fees	—	635,564	—
Tax Fees	$115,350	—	$44,905
All Other Fees (1)	—	—	—

TOTAL	$839,878	$724,314	$1,085,905

(1)	primarily reflects services related to the Company’s acquisition of Oxy-Dry
In accordance with its charter, the Audit Committee pre-approved all non-audit fees for fiscal year 2007 listed above. In addition, the Audit Committee considered the fees for non-audit services in relation to their assessment of the independence of GT.
A representative of GT is expected to be present at the Annual Meeting and will have the opportunity to make a statement if the representative desires to do so and to respond to appropriate questions of stockholders.
STOCKHOLDER PROPOSALS
Stockholders may present proposals for inclusion in the Company’s 2008 proxy statement provided they are received by the Company no later than June 17, 2008 and are otherwise in compliance with applicable SEC regulations. A stockholders who wishes to present a proposal at the 2008 Annual Meeting of Stockholders when such proposal is not intended to be included in the Company’s 2008 proxy statement must give advance notice to the Company on or before September 1, 2008, which, pursuant to SEC rules, is 45 days prior to the first anniversary of the anticipated mailing date of this proxy statement.
GENERAL
So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the Proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournment thereof in accordance with the discretion of the persons named therein.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORT COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the Company, the SEC, and the American Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Company. During Fiscal 2007, to the best of the Company’s knowledge, all required reports were filed on a timely basis. In making this statement, the Company has relied on the written representations of its directors and executive officers and copies of the reports provided to the Company.
OTHER INFORMATION
The cost of solicitation of Proxies will be borne by the Company. Solicitation of Proxies may be made by mail, personal interview, telephone and facsimile by officers, directors and regular employees of the Company.
Helen P. Oster
Secretary

Exhibit A
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BALDWIN TECHNOLOGY COMPANY, INC.
Pursuant to Section 242 of the Delaware General Corporation Law
          BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:
          FIRST: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on November 14, 1984. The Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on November 5, 1986.
          SECOND: The Restated Certificate of Incorporation is amended to provide for a new class of Serial Preferred Stock as follows:
          1. ARTICLE FOURTH is amended to read in its entirety as follows:
     “FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is sixty-four million five hundred thousand (64,500,000) shares, consisting of fifteen million (15,000,000) shares of Serial Preferred Stock, par value $.01 per share (“Serial Preferred Stock”), forty-five million (45,000,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”), and four million five hundred thousand (4,500,000) shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).
     A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:
Serial Preferred Stock
     (1) The Serial Preferred Stock may be issued from time to time as herein provided in one or more series. The Board of Directors is hereby expressly granted authority, subject to the provisions of this ARTICLE FOURTH to issue from time to time Serial Preferred Stock in one or more series out of the then authorized and unissued shares of Serial Preferred Stock and with respect to each series to fix, by resolutions or resolutions providing for the issuance of such series, such designations, preferences, limitations and relative rights of such series as may be permitted to be fixed by the Board of Directors by the laws of the State of Delaware as in effect at the time the particular series is authorized, including, without limitation, authority so to fix any one or more of the following:

(i)	the designation of such series;

(ii)	the number of shares of the series;

(iii)	the dividend rate or rates, if any, thereof (or method of determining any such dividends), the conditions and dates upon which any such dividends shall be payable, the preference or relation of any such dividends, subject to the provisions of this ARTICLE FOURTH, to dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

(iv)	whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to any such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

(v)	the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of such series;

(vi)	providing that the shares of such series may be convertible into or exchangeable for shares of Common Stock or other securities of the Corporation or of any other corporation or other entity and the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vii)	the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a series or otherwise, subject to the provisions of this ARTICLE FOURTH and as otherwise may be provided by law, with respect to the election of directors or otherwise, provided, however, the holders of all shares of Serial Preferred Stock of all series shall not be entitled to elect more than three directors;

(viii)	the restrictions and conditions, if any, upon the issue of any additional Serial Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

(ix)	the rights of the holders of the shares of such series upon the liquidation, dissolution or distribution of the assets of the Corporation, which rights may be different in case such liquidation, dissolution or distribution shall be voluntary or involuntary; and

(x)	any other preferences, limitations or relative rights of shares of such series consistent with this ARTICLE FOURTH and applicable law.
     (2) All shares of the Serial Preferred Stock of the same series shall be identical in all respects. All shares of the Serial Preferred Stock, Irrespective of series, shall constitute one and the same class of stock, shall be of equal rank and shall be identical in all respects except that to the extent not otherwise limited in this ARTICLE FOURTH any series may differ from any other series with respect to any one or more of the designations, preferences, limitations and relative rights described or referred to in subparagraphs (i) to (x), inclusive above.
Common Stock
     (1) Dividends
          No dividend in cash or property shall be declared or paid on shares of Class B Common Stock unless simultaneously therewith there is declared or paid, as the case may be, a dividend in cash or property on shares of Class A Common of at least 105% of the dividend on shares of Class B Common

Stock. In the event that a dividend is declared which is payable in shares of Common Stock, such dividend shall be payable at the same rate on both classes of stock, and such dividend payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock and such dividend payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock.
     (2) Voting Rights.
     (a) Except as otherwise required by statute, the holders of Class A Common Stock and Class B Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. At each meeting of stockholders, each holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in such stockholder’s name on the transfer books of the Corporation and each holder of Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such stockholder’s name on the transfer books of the Corporation, in each case, upon all matters upon which such stockholder shall be entitled to vote at such meeting. Except in the election of directors of the Corporation (voting in respect of which shall be governed by the terms set forth in Section (2) (b) of this Article Fourth and as may be otherwise required by statute), the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class.
     (b) With respect to the election of directors, holders of Class A Common Stock shall vote as a separate class and shall be entitled to elect 25% of that number of directors equal to the total number of directors constituting the entire Board of Directors of the Corporation less the total number of directors that the Serial Preferred Stock shall be entitled to elect (the “Remaining Directors”) (but not of the total number of directors of each class of directors) or, if such 25% is not a whole number, then the holders of Class A Common Stock shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of the Remaining Directors (the “Class A Directors”). If, on the record date for any meeting of stockholders at which directors are to be elected, (x) the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of Common Stock, then the holders of Class A Common Stock shall vote together with the holders of Class B Common Stock to elect the Remaining Directors who are not Class A Directors and who are to be elected at such meeting and (y) the number of outstanding shares of Class B Common Stock is equal to or greater than 12 1/2% of the total number of outstanding shares of Common Stock, then the holders of Class B Common Stock, voting as a separate class, shall be entitled to elect the Remaining Directors who are not Class A Directors and who are to be elected at such meeting.
     (c) Notwithstanding anything in this Section to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters upon which, pursuant to this Certificate of Incorporation or applicable law, the holders of Common Stock are entitled to vote, at any time when no shares of Class B Common Stock are issued and outstanding.
     (d) Wherever any provision of this Certificate of Incorporation sets forth a specific percentage of the shares outstanding and entitled to vote which is required for approval or ratification of any action upon which the vote of the stockholders is required or may be obtained, such provision shall mean such specified percentage of the votes entitled to be cast by holders of shares then outstanding and entitled to vote on such action.”
     (3) Conversion Rights.
          (a) Shares of the Class B Common Stock may be converted, at any time and from time to time, at the option of the holder thereof, in the manner and upon the terms and conditions hereinafter set forth, into an equal number of fully paid and nonassessable full shares of Class A Common Stock of the Corporation.

          (b) In order to convert shares of the Class B Common Stock into shares of Class A Common Stock, the holder thereof shall surrender at the principal office of the Corporation (or at such other place as the Board of Directors shall have designated for such purpose) the certificate or certificates for such shares of the Class B Common Stock properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank and bearing any necessary transfer tax stamps thereto affixed and cancelled, together with a written request for conversion in which shall be stated the name or names in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation will, as soon as practicable thereafter, deliver at said office to such holder of the Class B Common Stock, or to his nominee or nominees, a certificate or certificates for an equal number of full shares of Class A Common Stock to which he shall be entitled as aforesaid. No payment or adjustment for dividends on any shares of Class A Common Stock that shall be issuable upon conversion of the Class B Common Stock shall be made. Shares of the Class B Common Stock shall be deemed to be converted and the person or persons in whose name or names any certificate or certificates for Class A Common Stock shall be issuable upon such conversion shall be deemed to have become a holder or holders of record of the shares of Class A Common Stock at the close of business on the date upon which the certificate representing shares of the Class B Common Stock has been surrendered to the Corporation for conversion. The Corporation will pay all issue taxes, if any, incurred upon the issue of Class A Common Stock upon conversion of the Class B Common Stock, provided that the Corporation will not pay any transfer or other taxes incurred by reason of the issue of such Class A Common Stock in a name or names other than that in which the shares of the Class A Common Stock so converted were registered.
          (c) All shares of the Class B Common Stock which shall have been converted as provided above shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate except for the right of the holders thereof to receive full shares of Class A Common Stock. All shares of the Class B Common Stock surrendered for conversion shall be cancelled and retired and shall not be reissued.
          (d) The Corporation will at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, the full number of shares of Class A Common Stock from time to time issuable upon conversion of all shares of the Class B Common Stock then outstanding.
     (4) Liquidation Rights.
     In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Class A Common Stock and Class B Common Stock (including those persons who shall become holders of Class A Common Stock by reason of the conversion of their shares of Class B Common Stock) as a single class. Neither a merger or consolidation of the Corporation with or into any other corporation nor a reorganization of the Corporation alone, nor a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders), shall be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section.
     (5) Reclassifications, Etc.
     Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     (6) Mergers, Consolidation, Etc.
     In any merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation, the consideration per share to be received by holders of either Class A Common Stock or Class B Common Stock in such merger, consolidation or business combination must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided herein.
          2. ARTICLE FIFTH is amended to read in its entirety as follows:
     “(1) Classification of the Board of Directors.
     (a) The total number of directors constituting the entire Board of Directors shall be not less than three (3) and as shall be fixed from time to time by a resolution passed by a majority of the entire Board of Directors. Each director shall serve for the applicable term specified below and until such director’s successor shall have been duly elected and qualified (except in the event of earlier death, resignation or removal). No decrease in the number of directors shall shorten the term of any incumbent director.
     (b) The Board of Directors shall be divided into three (3) classes, as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, as shall be provided by a resolution passed by the Board of Directors, with the term of office of one class expiring each year. At the 1990 annual meeting of stockholders, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders following the 1990 annual meeting of stockholders, each successor to the office of a director of the class whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting.
     (c) Any director elected by the holders of Class A Common Stock or Class B Common Stock voting as a separate class, and any successor director to any such director appointed pursuant to Section 1(e) of this Article Fifth, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66-2/3% of the total number of votes of the holders of the class of Common Stock which elected such director or, if such director was appointed pursuant to Section 1(e) of this Article Fifth, which elected such director’s predecessor.
     (d) Any director elected. by the holders of Class A Common Stock and Class B Common Stock voting together, and any successor director to any such director appointed pursuant to Section 1(f) of this Article Fifth, may be removed from office at any time, but only for cause, by the affirmative vote of the majority of the total number of votes of the holders of Class A Common Stock and Class B Common Stock voting together.
     (e) Any vacancy for any reason in the office of a director elected by the holders of Class A Common Stock or Class B Common Stock voting as a separate class, or in the office of any successor to any such director appointed pursuant to this subsection (e), may be filled by a majority of the directors elected by such class or appointed in accordance herewith as their successors then in office, or by the sole remaining director so elected or appointed, and any director so appointed shall hold office for a term expiring at the next election of the class for which such director was appointed.

     (f) Any vacancy for any reason in the office of a director elected by the holders of Class A Common Stock and Class B Common Stock voting together, or in the office of any successor to any such director appointed pursuant to this subsection (f), may be filled by a majority of the directors elected by such classes or appointed in accordance herewith as their successors then in office, or by the sole remaining director so elected or appointed, and any director so appointed shall hold office for a term expiring at the next election of the class for which such director was appointed.
     (g) If the Board of Directors increases the number of directors, any vacancies so created may be filled by a resolution passed by a majority of the entire Board of Directors then in office, such resolution to set forth with which of the three classes of directors such new director or directors shall serve, provided that the size of the Board of Directors may not be increased if, as a result, the enlarged Board of Directors does not consist of the requisite number of Class A Directors or by successors to any such directors appointed pursuant to Section 1(e) of this Article Fifth.
     (h) Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of 66-2/3% of the total number of votes of the holders of Class A Common Stock and Class B Common Stock then outstanding and voting together shall be required to amend, modify or repeal, or to adopt any provision inconsistent with the purpose or intent of this Section (1) this Article Fifth.
     (2) Ballot Not Required. Elections of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.
          THIRD: This Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Baldwin Technology Company, Inc. has caused this certificate to be executed as of the ___day of November, 2007.

BALDWIN TECHNOLOGY COMPANY, INC.
By:
Karl S. Puehringer
President